Exhibit 10.3

AMENDMENT NO. 6 AGREEMENT

This Amendment No. 6 Agreement (this “Amendment”) is dated effective as of August 31, 2018 by and between __________________ (the “Holder”) and DPW Holdings, Inc., a Delaware corporation (the “Company”).

Recitals

A.	The Company has executed various documents concerning credit extended by the Holder, including, without limitation, the Securities Purchase Agreement dated as of May 15, 2018 (the “May Agreement”), the Transaction Documents (as defined in the May Agreement)) and, more specifically, the Senior Secured Convertible Promissory Note dated May 15, 2018 and due November 15, 2018 (the “May Note”) and the Senior Secured Convertible Promissory Note dated July 2, 2018 and due January 1, 2019 (the “July Note”) acquired pursuant to a Securities Purchase Agreement dated as of July 2, 2018.

B.	The Holder and the Company desire to amend the May Note and the July Note as set forth herein.

NOW, THEREFORE, for TEN DOLLARS ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.     Definitions. Capitalized terms used but not defined in this Amendment shall have the meaning given to them in the May Note and the other Transaction Documents.

2.	Amendments to May Note. The May Note, including its Notice of Conversion and Schedule, is hereby amended as follows:

(a)       By replacing “November 15, 2018” with “October 31, 2019” in each place where such term appears in the May Note and by replacing the figure “6,000,000,” representing the principal amount of the May Note, with the figure “5,030,932.06.”

(b)       By replacing Section 2(a), which currently provides:

a)       Payment of Interest in Cash. The Company shall pay interest to the Holder on the aggregate principal amount of this Note at the rate of ten percent (10%) per annum, which annual interest shall be guaranteed. The Company agrees to pay the Holder 50% of such guaranteed annual interest in cash on the Closing Date and 50% of such guaranteed annual interest as Amortization Payments (as defined below) in accordance with Section 2(f) hereof. Following the Closing Date, all interest payments hereunder shall be payable in cash. Accrued and unpaid interest shall be due and payable on each Conversion Date, each Amortization Payment Date, on the Maturity Date, or as otherwise set forth herein.

And substituting in lieu thereof:

a)       Payment of Interest in Cash. The Company shall pay interest to the Holder on the aggregate principal amount of this Note at the rate of ten percent (10%) per annum, which annual interest shall be guaranteed. The Company agrees to pay the Holder such principal and interest as Amortization Payments (as defined below) in accordance with Section 2(f) hereof. Following the Closing Date, all interest payments hereunder shall be payable in cash. Accrued and unpaid interest shall be due and payable on each Conversion Date, each Amortization Payment Date, on the Maturity Date, or as otherwise set forth herein.

(c)       By replacing Section 2(f), which currently provides:

f)       Amortization. Commencing on the last Trading Day of the second week following the Closing Date and continuing every two (2) weeks thereafter for a period of 26 weeks (each, an “Amortization Payment Date”), the Company shall redeem one-thirteenth (1/13th) of each of the original principal amount of this Note, accrued but unpaid interest and the Make-Whole Amount in accordance with the Amortization Payment Schedule set forth on Schedule 2(f) (each, an “Amortization Payment”). Each Amortization Payment shall be made in cash in the amounts set forth on Schedule 2(f) hereto. Any outstanding unpaid principal and accrued interest on this Note as of the Maturity Date will be due and payable on the Maturity Date in cash.

And substituting in lieu thereof:

f)       Amortization. Commencing on September 30, 2018 and continuing every month thereafter for a period of fourteen (14) months (each, an “Amortization Payment Date”), the Company shall redeem one-fourteenth (1/14th) of each of the original principal amount of this Note, accrued but unpaid interest in accordance with the Amortization Payment Schedule set forth on Schedule 2(f) (each, an “Amortization Payment”). Each Amortization Payment shall be made in cash in the amounts set forth on Schedule 2(f) hereto. Any outstanding unpaid principal and accrued interest on this Note as of the Maturity Date will be due and payable on the Maturity Date in cash.

(d)       By replacing the Amortization Payment Schedule in Section 2(f) of the Note with the Amortization Payment Schedule set forth on Exhibit A hereto.

3.	Amendments to May Note and the July Note. Each of the May Note and the July Note is hereby amended as follows:

By replacing Section 4(b), which currently provides:

(b)       Conversion Price. The conversion price in effect on any Conversion Date shall be equal to $0.75 (the “Fixed Conversion Price”). All such foregoing determinations will be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction that proportionately decreases or increases the Common Stock during such measuring period. Nothing herein shall limit a Holder’s right to pursue actual damages or declare an Event of Default pursuant to Section 6 hereof and the Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit the Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

And substituting in lieu thereof:

(b)       Conversion Price. The conversion price in effect on any Conversion Date shall be equal to $0.40 (the “Fixed Conversion Price”). All such foregoing determinations will be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction that proportionately decreases or increases the Common Stock during such measuring period. Nothing herein shall limit a Holder’s right to pursue actual damages or declare an Event of Default pursuant to Section 6 hereof and the Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit the Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

4.     Representations and Warranties. When the Company signs this Amendment, the Company represents and warrants to the Holder that: (a) this Amendment is within the Company’s powers, has been duly authorized, does not conflict with any of the Company’s organizational papers and is the legal, valid and binding obligation of the Company enforceable against it in accordance with its terms, and (b) that the person or persons executing this Amendment on behalf of the Company are duly appointed officers or other representatives of the Company with authority to execute and deliver this Amendment on behalf of the Company.

5.     Conditions. This Amendment will be effective when each of the following conditions shall have been satisfied, as determined by the Holder in its sole discretion and the Holder shall have accepted this Amendment (notice of which acceptance is hereby waived by the Company).

a.	The Holder has received evidence that the execution, delivery and performance by the Company of this Amendment and any instrument or agreement required under this Amendment have been duly authorized.

b.	This Amendment has been executed by the Company and the Holder.

7.     Effect of Amendment; References.

a.	Except as expressly amended hereby, all of the terms and conditions of the May Note and the July Note shall remain unchanged and in full force and effect and the Company hereby reaffirms its obligations under the May Note and the July Note, as amended by this Amendment, without defense, right of set off or recoupment, claim or counterclaim of any kind or nature (and to the extent there exists any such defense, right of set off or recoupment, claim or counterclaim on the date hereof, the same is hereby forever released, discharged and waived by the Company). The Company hereby reaffirms as of the date hereof its representations and warranties under each of the Transaction Documents.

b.	This Amendment (i) is limited precisely as specified herein and does not constitute nor shall be deemed to constitute a modification, acceptance or waiver of any other provision of the May Note and the July Note May Note and the July Note, (ii) is not intended to be, nor shall it be construed to create, a novation or an accord and satisfaction of any obligation or liability of the Company under the May Note or the July Note, and (iii) shall not prejudice or be deemed to prejudice any rights or remedies the Holder may now have or may in the future have under or in connection with the May Note and the July Note.

c.	All references in any Transaction Document to any other Transaction Document amended hereby shall be deemed to be a reference to such Transaction Document as amended by this Amendment.

8.            Miscellaneous.

a.	This Amendment shall be governed by and construed in accordance with the laws of the state provided in the May Agreement.

b.	This Amendment may be executed in counterparts, each of which when so executed shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed signature page of this Amendment by facsimile or electronic transmission shall be effective as a delivery of a manually executed counterpart thereof.

[Remainder of page intentionally blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed under seal and delivered by their respective duly authorized representatives on the date first written above.

DPW HOLDINGS, INC.

By:
Name: Milton C. Ault III
Title: Chief Executive Officer

Facsimile No. for delivery of Notices:

By:
Name:
Title:

Facsimile No. for delivery of Notices:

Exhibit A

Amortization Payment Schedule